EXHIBIT 99.3

                   Amendment to the License Agreement

This Amendment made and entered into on 1st day of June, 1997, by and between Ajinomoto Co., Inc., a corporation duly organized and existing under the laws of Japan, at 15-1, Kyobashi 1-Chome, Chuo-Ku, Tokyo 104, Japan (hereinafter called "AJICO") and Seragen, Inc. a corporation duly organized and existing under the laws of the State of Delaware, at 97 South St., Hopkinton, MA 01748, U.S.A. (hereinafter called "SERAGEN"),

                          WITNESSETH:

WHEREAS, AJICO and SERAGEN have entered into the License Agreement on the 13th day of December, 1994 (hereinafter called "Agreement"); and

WHEREAS, due to SERAGEN's financial circumstance, SERAGEN asked a postponement of the $ 4.3 million payment which was due on March 31, 1997 and amendments to the Agreement including change of royalty rate and payment terms; and

WHEREAS, AJICO understood and agreed to necessary amendments to the Agreement in order to cooperate SERAGEN to restore its business; and

WHEREAS, AJICO and SERAGEN concurrently understood and agreed that AJICO would enter into another license agreement with Eli Lilly Company;

NOW, THEREFORE, the parties hereto agree as follows:

Article 1. Definition
_____________________
Paragraph 4 shall be deleted.

Paragraph 5 shall be replaced by the following.
5. "BLA" shall mean a registration dossier to manufacture, use, and sell


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the Licensed Product in a particular country for an approval by the health regulatory authorities in such country. Such dossier is intended to correspond to or be similar to a "Biologic License Application" (BLA) in the United States.

The following paragraph shall be added.
9. "Partners" shall mean a corporation or other business entity which is contractually part of the development, use, distribution or sale of the Licensed Product with SERAGEN and is added to in Appendix B with prior written notification to AJICO.

Article 2. Grant of License
___________________________
Article 2 shall be replaced by the following.
AJICO hereby grants to SERAGEN a non-exclusive and non-transferable license to make, have made, use, and sell the Licensed Product in the Territory under the Licensed Patent.
The license so granted includes the right to sublicense only to the Partners.

Article 3. Consideration
________________________
Article 3 shall be replaced by the following.
1. As partial consideration for the license granted under this Agreement, SERAGEN shall pay to AJICO an initial payment of the amount of two million, two hundred and fifty thousand U.S. Dollars (US$2,250,000) in accordance with the following schedule:

i)    $800,000        on or before June 30, 1998 or FDA approval of BLA for
                      the Licensed Product filed by SERAGEN, whichever comes
                      earlier
ii)   $800,000        on or before June 30, 1999
iii)  $650,000        on or before March 31, 2000

2. As additional consideration for the license granted under this Agreement, SERAGEN shall pay to AJICO the royalty of one percent (1%) of the End-User Net Sales of the Licensed Product sold in each instance by SERAGEN and its sublicensees.


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Article 4. Payment, Records and Taxes
_____________________________________
2nd sentence of Article 4.1 shall be deleted.

Article 10. Termination
_______________________
The following paragraph shall be added.
4. In the event that SERAGEN fails to make on of the payments stipulated in Article 3.1 by the due date or SERAGEN falls in a situation of insolvency, a filing of bankruptcy, an appointment of trustee or similar situation, AJICO shall have the right to terminate this Agreement forthwith and SERAGEN's obligations accrued under this Agreement shall become due and SERAGEN shall pay all of the initial payments under Article 3.1 immediately according to AJICO's notification.

In all other respects, the Agreement shall remain unchanged in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT in duplicate originals by their duly authorized representatives as of the date first above written.

     Ajinomoto Co., Inc.                     Seragen, Inc.


     By:/s/Keiichiro Aihara                  By:/s/Reed R. Prior
        ___________________                     ________________
         Keiichiro Aihara                        Reed R.Prior
         Director                                Chairman & CEO
         and General Manager
         Pharmaceutical Dept.




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